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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 3, 1997, except as to Notes 8 and 14 which are as of November 15, 1997 and January 7, 1998, respectively, relating to the consolidated financial statements of Steri-Oss, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the period from November 16, 1996 through December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Costa Mesa, California

January 9, 1998